Exhibit 10.1

SETTLEMENT AND TERMINATION AGREEMENT

THIS SETTLEMENT AND TERMINATION AGREEMENT is made this 20th day of August 2010 between Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois 60446 (“NTC”) and Altana Chemie GmbH, Abelstrasse 45, 46483 Wesel, Germany (“Altana” and, together with NTC, the “Parties”) (the “Agreement”).

Whereas, Altana Chemie AG (now, by change of corporate form, Altana Chemie GmbH) and NTC entered into that certain Joint Development Agreement effective March 23, 2004; and

Whereas the Parties amended the JDA on July 7, 2008 (as so amended, the “JDA”); and

Whereas, various disputes have arisen between the Parties and claims of breach have been made by each of the Parties against the other; and

Whereas, the Parties have determined to terminate the JDA (and all related specific development project agreements) and to waive and settle all claims and potential bases for claims under the JDA on the terms and conditions set forth herein;

Now, therefore, the Parties, for adequate consideration, receipt of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1. Total Payment. NTC hereby agrees to pay Altana the sum of $700,000, in the manner set forth below in Sections 2 (in cash) and 5 (as discount).

2. Receipt of Payment. Altana hereby acknowledges receipt of the sum of $350,000 in cash from NTC, subject to final collection.

3. Press Release. NTC agrees to issue the press release attached hereto, describing the termination of the JDA and execution of the Supply Agreement (described in Section 5 below).

4. Agreement Termination. Article 9, Section 9.1 of the JDA is hereby amended to read in full as follows:

The initial term of this Agreement (the “Initial Term”) shall terminate on August 20, 2010 and shall not be subject to renewal or have any Renewal Period. Neither Party need give any notice of such termination and neither Party shall be able to extend the term of this Agreement beyond August 20, 2010.

5. Supply Agreement. The Supply Agreement between the Parties executed simultaneously herewith constitutes a material part of the consideration for this Agreement. By its terms it provides Altana a X% discount up to $350,000.

6. Survival. As provided in Article 11.13 of the JDA, the following provisions of the JDA survive the termination of the JDA pursuant to this Agreement: Articles 4.1, 4.2b, 4.2c, 5.1, 5.2, 6, 8,10 and 11; provided, however, that surviving Article 5.2 of the JDA shall not

XX        CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

be applicable to any of NTC’s obligations under the Supply Agreement between the Parties (described in above Section 5 and) executed simultaneously with this Agreement.

7. Patents. Technology.

A. The Parties hereby confirm mat neither NB XXXX nor any other product was developed, nor did any Technology Development arise, pursuant to the Development Program or any Specific Development Project under the Joint Development Agreement dated March 23, 2004 (all capitalized words in the second and third lines of this Section 7A shall have the same meaning as defined, respectively, in Articles 1.2, 2.1 and 2.2 of the JDA).

B. For the avoidance of doubt, this Agreement does not waive, release or otherwise affect either Party’s rights not specifically described herein, including, without limitation; (i) either Party’s rights to challenge, contest, oppose or request reexamination of any patent or patent application of the other Party and each Party’s rights to file, maintain and prosecute its own patents and patent applications, including – in any of the foregoing instances – any divisions, continuations, reissues, re-examinations or extensions thereof; and (ii) each Party’s rights under the Stock Purchase and Registration Rights Agreements dated March 23, 2004 and the Agreement of July 7, 2008 (except for Sections 5, 6 and 9 thereof). For the sake of clarity, the Parties agree that this reference to the Stock Purchase and Registration Rights Agreements is not intended to, and does not: (a) toll or extend any statute of limitations applicable to claims arising under either of those agreements; or (b) preserve, maintain or revive the Parties’ JDA.

8. Mutual Release.

A. Altana, on behalf of itself and on behalf of its past and present affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns, hereby releases and forever discharges NTC and its past and present affiliates, subsidiaries, officers, directors, partners, principals, employees, agents, successors, and assigns (“the NTC Released Parties”) from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which Altana has, had or claims to have against any or all of the NTC Released Parties, including but not limited to any and all claims which relate to or arise from the JDA.

B. NTC, on behalf of itself and on behalf of its past and present affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors, and assigns, hereby releases and forever discharges Altana and its past and present affiliates, subsidiaries, officers, directors, partners, principals, employees, agents, successors and assigns (the “Altana Released Parties”) from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which NTC has, had or claims to have against any or all of the Altana Released Parties, including but not limited to any and all claims which relate to or arise from the JDA.

XX        CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

C. The foregoing to the contrary, notwithstanding, the Parties’ following obligations to each other are not affected by the releases set forth in Sections A and B of this Section: (i) their obligations under this Agreement (including the survival of certain provisions of the JDA, as provided in Section 6 above); (ii) their obligations under the Supply Agreement of even date; and (iii) their obligations based on orders for product entered into prior to the date hereof, including, without limitation, obligations to deliver and pay for product and warranties made with respect thereto. Altana hereby represents that it does not know of any warranty claim with respect to any product heretofore purchased by Altana from NTC.

9. Miscellaneous.

A. Applicable Law. This Agreement shall be governed by and interpreted under the laws of the State of Illinois, without giving effect to the choice of laws principles.

B. Entire Agreement. This Agreement and the Supply Agreement referred to herein constitute the entire understanding between the Parties and, except as specifically otherwise provided herein, supersede all previous understandings, agreements, communications and representations, whether written or oral, concerning the JDA.

C. Modifications. No modifications of this Agreement or waiver of any of its terms will be effective unless made in writing signed by the Party against whom it is sought to be enforced. Failure by either Party to require the other Party’s performance of any terms of this Agreement, or waiver by either Party of any breach of this Agreement by the other Party, shall not prevent subsequent enforcement of such term or be deemed a waiver of any subsequent breach thereof.

D. Counterparts. For the convenience of Altana and NTC, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

E. Interpretation. Headings are solely for the convenience of the Parties and do not limit or otherwise bear on the interpretation of this Agreement.

XX        CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused the due execution of this Settlement and Termination Agreement.

ALTANA CHEMIE GmbH		NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Matthias Wolfgruber	By:	/s/ Jess Jankowski
Name:	Matthias Wolfgruber	Name:	Jess Jankowski
Title:	CEO	Title:	President & CEO

By:	/s/ Volker Mansfeld
Name:	Volker Mansfeld
Title:	General Counsel

XX        CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

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